Exhibit 99.(E)(4)

FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, effective as of September 1st, 2020, to the distribution agreement dated as of March 31, 2020 (the “Agreement”) between Thompson IM Funds, Inc. (the “Company”), Quasar Distributors, LLC (the “Distributor”), and Thompson Investment Management, Inc. (the “Adviser” and, together with the Company and the Distributor, the “Parties”) is entered into by the Parties.

RECITALS

WHEREAS, terms not defined in this Amendment shall have the same meaning as in the Agreement.

WHEREAS, the Company, the Distributor and Adviser desire to amend the term of the Existing Agreement.

WHEREAS, Section 11.B of the Existing Agreement provides that it may be amended by written agreement executed by the Parties.

NOW THEREFORE, the Parties agree to amend and extend the term of the Agreement unless sooner terminated as provided within, until August 31, 2021, and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds' board of trustees/directors or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees/directors who are not parties to the Agreement and who are not interested persons (as defined in the 1940 Act) of any party to the Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The Agreement is terminable without penalty, (i) through a failure to renew the Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) on at least sixty (60) days' written notice, by the Funds' board of trustees/directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. The Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. The Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts.

THOMPSON IM FUNDS, INC.		QUASAR DISTRIBUTORS, LLC

By:	/s/ Jason L. Stephens	By:	/s/ Mark Fairbanks
	Printed Name: Jason L. Stephens		Printed Name:Mark Fairbanks
	Title: CEO		Title: Vice President

THOMPSON INVESTMENT MANAGEMENT, INC.

By:	/s/ Jason L. Stephens
Printed Name: Jason L. Stephens
Title: CEO